Exhibit 99.1
For Immediate Release
For further information contact:
David Carey
Lazar Partners Ltd.
(646) 239-6231
dcarey@lazarpartners.com
Electro-Optical Sciences Expands Management Team
IRVINGTON, NY, Feb 12, 2008 — Electro-Optical Sciences, Inc. (“EOS”) (NASDAQ: MELA), a medical device company focused on the design and development of MelaFind®, a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma, today announced the appointment of Tina Cheng-Avery to the Company’s senior management team.
“Tina comes to us with over 20 years of experience in the commercialization of dermatology products from Aveeno, Neutrogena, Elizabeth Arden, and Pierre Fabre. Her insights into consumer behavior, the workings of the dermatologist’s office, and market preparation will be invaluable to us as we continue pre-commercialization efforts and discussions with potential partners for the commercialization of MelaFind,” said Joseph V. Gulfo, MD, MBA, President and CEO of Electro-Optical Sciences.
“I am thrilled to be joining EOS and working on MelaFind. It is an important product that I am confident will resonate with both patients and caregivers in the dermatology field,” said Tina Cheng-Avery, Vice President of Commercialization. “In my experience in dermatology, the two things that matter most for a new product are patient demand and practice dynamics, both of which, I believe, are very favorable for MelaFind.”
Ms. Cheng-Avery joins EOS in the newly created position of Vice President of Commercialization from Pierre Fabre Dermo-Cosmetique USA/Genesis Pharmaceutical where she served as Vice President of Marketing and managed the Avene and Glytone dermo-cosmetic skincare product lines distributed through dermatologist and plastic surgeon offices.
Previously, Ms. Cheng-Avery was Global Marketing Director for Skin Care at Elizabeth Arden, Inc. where she managed a $300 million skin care portfolio. In addition, she led a collaboration between Elizabeth Arden and Allergen Pharmaceuticals and was responsible for launching Prevage Anti-Aging Treatment.
Other key positions she has held include Vice President of Marketing for Wella Personal Care of North America, group product director at Johnson & Johnson’s Neutrogena Corporation, and Associate Brand Manager for Aveeno at S.C. Johnson & Family, Inc.
Ms. Cheng-Avery holds a Master of Business Administration degree from Northwestern University.
About Electro-Optical Sciences

EOS is a medical device company focused on designing and developing a non-invasive, point-of-care instrument to assist in the early diagnosis of melanoma. MelaFind features a hand-held imaging device that emits light of multiple wavelengths to capture images of suspicious pigmented skin lesions and extract data. Using sophisticated algorithms, the data are then analyzed against a proprietary database of melanomas and benign lesions in order to provide information to the physician and produce a recommendation of whether the lesion should be biopsied.
Melanoma is the deadliest of skin cancers, responsible for approximately 80% of all skin cancer deaths. Unless melanoma is detected early and excised with proper margins, the patient survival rate is poor, as there is currently no cure for advanced stage melanoma.
For more information on EOS, visit www.eosciences.com.
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.
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